                                                           EXHIBIT 99.2

STEPHEN J. PAVLOVICH:

Good Morning. I'd like to welcome all of you to our fourth quarter conference call. Joining me today is our Chairman and CEO Carly
Fiorina and Bob Wayman our chief financial officer.

Before we get started, I'd like to remind you that the call is being webcast on hp.com. Click on "Investor Relations" and then "Listen to Q4 earnings conference call". A replay will also be available shortly after the conclusion of the call through November 23rd.

Next, it's my duty to inform you that the primary purpose of this call is to provide you with information regarding the quarter just ended. It's possible, however, that some of our comments and responses to your questions may include forward-looking statements. These statements are subject to a number of risks and uncertainties, and actual future results may vary materially. Again, I encourage you to read the risks described in the company's annual report on form 10-K for the year ended October 31, 2000 and any subsequently filed reports for an understanding of the factors that may affect the company's businesses and results.

Now, before I turn things over to Carly and Bob, I'd like to take a few minutes to discuss several accounting and reporting changes that impacted this quarter's results. Overall these changes had no material impact on our results or how we view the business. It's also important to note that we have provided restated numbers for Q1 through Q3 to reflect these changes, in addition to reporting our Q4 numbers with the changes. Bob will be referring to these restated numbers as he takes you through the results. I would also add that you can find these restatements on hp.com under investor information.

So, the first change is SAB101 which addresses revenue recognition. Revenue recognition now reflects the delays associated with shipping and title transfer. We have restated this year's quarterly results to reflect these changes. The implementation did not have a material effect on overall revenues, but there was some impact to quarterly revenue distribution.

Second, we implemented an accounting change that clarifies the treatment of marketing discounts given to our channel and retail partners to generate product demand. These costs will now be recognized as an offset to revenue rather than as a marketing expense as in past quarters.

Finally, we also decided to reclassify our lease-related interest income and expense. Leasing interest income is now reported in revenue and leasing interest expense is now reported in cost of goods sold, consistent with other tech companies. In prior quarters, these numbers had been reported in interest income and interest expense.

So, with that, I'll turn things over to Carly for her remarks.

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CARLETON S. FIORINA:

Thank you Steve.

This morning we announced our fourth quarter results. Given the difficult environment we're operating in, we're pleased with our performance. Our results met or slightly exceeded the guidance for revenue, gross margin and expenses we provided on the August 16th third quarter earnings call.

We reported fourth quarter revenue of $10.9 billion, up 6% sequentially from $10.3 billion in the third quarter, down 18% from the $13.3 billion reported in the same period last year.

Our pro forma gross margins were 25.7%, down slightly from 26% in the prior quarter and from 27.2% last year.

We managed expenses down 4% sequentially, on a pro forma basis, and down
11% year over year. We implemented a painful, but necessary, workforce reduction program during the quarter, which resulted in a $282 million restructuring charge.

As a result of these factors, we reported pro forma earnings per share of 19 cents, up from 12 cents in the preceding quarter, and down from 41 cents in the year-ago quarter. First call consensus estimates for this quarter were at 8 cents.

We exit the fiscal year with a very solid balance sheet. We had a very strong quarter in terms of cash generation. Cash flow from operations was $1.8 billion during the quarter. Net cash for the quarter increased $1.3 billion to $567 million. This strong performance was helped by solid inventory management. Inventory was down $600 million in the quarter.

All in all, I'm pleased with the team's execution against our stated objectives in a very tough environment - an environment made even more difficult in the immediate aftermath of September 11th.

As this represents the end of our fiscal year, a year that is sure to be remembered as one of the toughest on record for the technology industry, it's worth spending a few minutes recapping our progress.

As I've said before -- our focus in 2001 has been on transforming our business and improving our overall execution while making the longer-term strategic moves required to position us for growth so that we emerge a stronger competitor when the economy turns around.

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Specifically, we said that we would focus on:

Reinvigorating our enterprise go-to-market engine and our channel relationships.
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At the outset of the year, we committed to doing a better job of delineating the rules of engagement for HP and our channel partners to avoid account conflict. Since we announced our Hard Deck channel program, HP's channel satisfaction levels are at an all-time high according to a recent CRN survey. We recruited 33 new channel partners in FY 01, with 37 more in the funnel. Today 70% of HP's worldwide enterprise sales are driven by the channel, up from 63% earlier in the year.

An energized sales force and focused sales campaigns resulted in a series of significant customer wins during the quarter. $10.9 billion of revenue demonstrates we're maintaining our momentum and attracting new customers with our solutions.

We also said we would invest in areas that represent strategic growth
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opportunities for the business, while simultaneously divesting non-strategic
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assets.
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We recently completed three software acquisitions aimed at improving our competitive position in the enterprise computing arena: Trinagy, StorageApps and Bluestone Software.

We also announced the acquisition of Indigo Systems, a high-end printing technology company, to address the $400 billion commercial printing market.

We continue to pursue the acquisition of Comdisco's Business Recovery Services unit to enhance our capabilities in providing mission-critical, business continuity services.

And of course, we announced the merger with Compaq, which will accelerate our overall strategy and strengthen our position in virtually every category in which we compete, particularly in our enterprise computing business. I'll talk more about the benefits of the Compaq transaction later in the call today.

In terms of divestitures in FY01: We sold OpenSkies to PRA Solutions. We completed the sale of VeriFone to Gores Technology Group. We sold our Cupertino ASIC development lab to Intel. And we sold our stake in the Ericsson-HP Technology joint-venture to Ericsson.

In the imaging and printing systems business, we said that we would move
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aggressively into the low-end, sub-$100 Inkjet printing market and invest in new
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and adjacent markets such as commercial printing and digital imaging.
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During the year we've made excellent progress in the low-end printer market increasing our share by 20 percentage points during the year. We completed the largest rollover ever in our LaserJet business with an award winning line-up that is gaining strong customer acceptance. We continue to win business in the emerging high-end printing and digital imaging markets. Our share of the digital camera market increased 11 points during the year giving us a top position in US retail according to NPD Intellect.

We also said that we would focus on managing expenses and creating market
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leading cost structures.
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During the year, we reduced total headcount to 86,000 people, down from 91,000 at the beginning of the calendar year. At the same time, we added 2,400 services professionals to our growing services business in the fiscal year.

In FY01, outsourcing and procurement programs yielded important benefits to operating results. Real estate management and workplace services outsourcing generated $120 million in savings this year. Travel expenses were down 34% for the year as employees found effective alternatives to get the job done. New HR programs, including HP's award-winning employee services portal, generated year-over-year savings of nearly $100 million.

It's important to recognize the tremendous contribution and commitment our employees have demonstrated this past year in managing expenses. In addition to controlling discretionary spending, HP employees made personal sacrifices to support the cause. More than 80,000 employees voluntarily signed up to participate in a payroll savings program that included either taking additional vacation days or pay reductions through the end of the fiscal year.

As a result of the cumulative efforts of HP employees, we are among the few technology companies that maintained profitability in 2001.

In recognition of these efforts, today we announced a special, one-time performance bonus for employees to thank them for their accomplishments. The bonus is equivalent to two days' salary, with a total cost of approximately $45 million.

Finally, we said that we would maintain our strong balance sheet.
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We exit the year with $5.8 billion of cash on the balance sheet. We've managed working capital extremely well, with inventory down 9% for the year and accounts receivable down 30%. We also improved our weeks of inventory with channel partners in all regions of the world.

This past year has been a challenging one in a multi-year reinvention effort. While we've made solid progress on many fronts in an extraordinarily difficult environment, we know there is more work to do.

Bob will go through the segment results in detail and talk about our outlook for the current quarter. After his remarks I'll make some closing comments to tie together where we've come and where we're headed.

Now I'll turn it over to Bob.

ROBERT P. WAYMAN:

Thanks Carly,

I am pleased with this quarter's results given the environment in which we had to perform.

Before I get started let me reiterate the guidance I gave you at the beginning of the quarter. I stated that we expected top line growth to increase sequentially due to seasonality effects but year-over-year could be lower than the minus 14 percent that we saw in Q3. In fact, we grew revenues 6 percent over Q3, down 18 percent year-over-year in dollars and down 15 percent in local currency against a very tough compare. I indicated that gross margin would likely be flat sequentially -- we finished this quarter at 25.7 percent as compared to Q3's 26.0 percent. I also said to expect expenses to be flat sequentially -- in fact we exceeded our own expectations and decreased expenses 4 percent sequentially on a pro forma basis. This is really quite a good result given that expenses typically trend up 4-6 percent in Q4. Lastly, I guided you to a net interest income expectation of approximately $50 to $70 million -- we actually finished the quarter at $48 million, prior to several reporting changes that Steve discussed at the beginning of this call.

All in all, a solid performance during a very tough quarter and a very positive sign that we are maintaining momentum during this important period prior to the closing of our merger with Compaq.

So, now let's get to the results...............

Looking at the year-over-year revenue picture on a geographic basis: US revenue was down 23 percent while Europe was down 13 percent in dollars and down
8 percent in local currency. Asia Pacific declined 16 percent in dollars and 8 percent in local currency. Latin America finished the quarter down 17 percent in dollars.

Additional country detail that might be of interest to you: Canada was down
19 percent in dollars and 16 percent in local currency. Japan was down
21 percent in dollars, but only 7 percent in local currency. Korea declined
19 percent in dollars and while China was relatively strong, it was still down 4 percent in dollars versus the year ago quarter. India also continued to decline, down 20 percent. So, the slowdown is clearly global in scope and visibility remains very limited.

Looking ahead to the 1st fiscal quarter of 2002, revenues are expected to be down slightly from the 4th quarter due to normal seasonal effects.

Moving on to gross margin...

Gross margin was 25.7 percent for the quarter, down just slightly compared to Q3 and in line with our guidance at the beginning of the quarter. Again this is a pretty good result given the overall soft revenue environment and the intensely competitive pricing pressure that exists in most of our major markets. In Computing Systems, gross margin was down slightly due to these pressures despite improvements in both home and business PC's. In Imaging and Printing Systems, gross margin remained flat with an improvement in LaserJet margins and a favorable Yen offset by slight deterioration in Inkjet margins where the shift to the low-end continues.
IT Services' gross margin also remained flat with the individual business segments holding steady sequentially.

Looking ahead to Q1, we expect gross margin pressure to continue and to remain essentially flat.

Moving on to operating expenses...

On the expense front, we continue to make substantial progress. Total pro forma operating expenses were down 11 percent year-over-year and down 4 percent sequentially. Overall headcount was down 4,100 people for the quarter as part of the workforce reduction initiative we announced in the third quarter, with more than 3,000 of those people departing in August. Ultimately, this program is expected to result in the elimination of 6,000 positions. Virtually all of the remaining reductions from this program will come in the first half of FY02. Associated with the 6,000 cuts, we are taking a one-time restructuring charge of $282 million this quarter. The charge consists primarily of severance payments and costs associated with implementing the reductions, with some offset from a credit to pension liabilities.

Moving into Q1, we expect pro forma expenses to be flat sequentially. This is due to several factors. While expenses are typically down in Q1 from Q4, we did get a sizable benefit in our Q4 expense total through our voluntary pay reduction and vacation program and from the fact that we did not pay a normal company bonus to employees. We did pay a special bonus during Q4, but the amount was substantially lower than our targeted company performance bonus payout. So then, we expect these effects to offset one another leaving our expenses relatively unchanged in Q1 from Q4.

At an operating profit level, our pro forma results of 4.3 percent showed improvement from the 2.5 percent we achieved in Q3, but was down from last year's 7.6 percent. Again, a good result driven primarily by our excellent expense management during the quarter.

Finally, let me make a couple of comments regarding net interest income, which at first glance appears to be significantly below guidance. As discussed earlier, leasing interest income is now reported in revenue and leasing interest expense is now reported in cost of good sold. Had we not made these changes, net interest income would have been $48 million during the quarter, in line with our guidance, rather than the negative $7 million reported in our pro forma results. Going forward, net interest income will be impacted by our net cash balances, our debt levels, interest rates, currency fluctuations and miscellaneous items that occur during the quarter. For this reason, there's quite a lot of volatility in the number. We expect the net number to be about zero, within a range of plus or minus $20 million.

The pro forma tax rate was 22 percent, unchanged from last quarter.

Pro forma net profit as a percentage of revenues was 3.3 percent, up from last quarter's 2.2 percent, but down from last year's 6.3 percent level. On a fully diluted EPS basis, pro forma earnings were 19 cents per share for the quarter, versus the 41 cents for last year. Fundamentally, this is a good performance in this environment, but a long way from our long-range, steady state goal for the business.

Now let me make a few comments regarding segment performance.

In Imaging and Printing, revenue increased 16 percent sequentially, but declined 9 percent year-over-year in dollars and 7 percent in local currency. Supplies continue to be a point of strength, growing 16 percent sequentially and 6 percent year-over-year. Inkjet printer revenue increased 17 percent sequentially but was down 35 percent year-over-year while Laser hardware increased 4 percent sequentially and declined 18 percent year-over-year. Lastly, Imaging Systems, which includes AiO's, digital cameras, photo printers and scanners, showed excellent growth, up 49 percent sequentially and 7 percent year-over-year.

Imaging and Printing operating profit as a percentage of revenue was 10.5 percent compared to 12.6 percent a year ago, but rebounded nicely from Q3's 8.7 percent and Q2's 8.0 percent. While still below our long-term expectations, imaging and printing margins held up quite well in view of the continuing economic downturn. The year-over-year margin decline was driven by continued move to low-end Inkjet hardware, overall hardware unit declines and by a one-time European Union duty re-classification on AiO's from printers to copiers. On the positive side, sequential margin improvements were due to rigorous expense management and a favorable Yen.

I know that many of you are very interested in how our supplies business is holding up. Supplies profitability is strong and more importantly continues to hold steady. These results are further proof that the IPS team continues to manage a very successful business in a very difficult environment.

As I said last quarter, once the economy turns around we expect operating margins in imaging and printing to return to historical levels.

In Computing Systems, revenues were down 1 percent sequentially and 31 percent year-over-year. In local currency terms, year-over-year decline was 28 percent. UNIX server revenue was down 11 percent sequentially and 30 percent year-over-year although Superdome continues to perform well. PC servers continue to be a problem with revenue down 11 percent sequentially and 44 percent year-over-year. Commercial desktop was down 11 percent sequentially, but home PC's and notebooks revenues were up 23 percent and 10 percent, respectively, over Q3. Enterprise Storage, while down 22 percent year-over-year, posted sequential growth of 10 percent. And high-end arrays were up 16 percent sequentially. Software revenues declined 7 percent sequentially and 12 percent year-over-year. OpenView revenues showed
4 percent year-over-year growth, up 7 percent from Q3.

Computing Systems operating profit as a percentage of revenue was a negative
4.7 percent compared to positive 4 percent a year ago and a negative 3.8 percent last quarter. Due to the fixed cost structure of this business, the rapid fall off of revenue significantly impacted margins. As I mentioned earlier, the PC business showed margin improvements in the home and consumer lines and while still mildly unprofitable in aggregate, we were able to achieve profitability in our home PC business in both North America and Latin America. Our UNIX server business continues to be a solid profit contributor. Going forward, our introduction of the 16-way rp8400 box and our introduction of the next generation PA-8700 chip during the quarter positions us well in the UNIX market.

Within IT Services, the support business showed strong performance with sequential growth of 3 percent and year-over-year growth of 6 percent. The economy has clearly hurt the consulting business, with revenues down 5 percent sequentially and year-over-year down 2 percent. On a more positive note, our outsourcing business grew 4 percent sequentially and 19 percent year-over-year. As a whole, IT Services revenue ended the quarter up 2 percent sequentially, and up 2 percent year-over-year in dollars, 5 percent year-over-year in local currency.

IT Services operating profit margin as a percentage of revenues was 4.5 percent up from 2.0 percent last quarter and flat year-over-year. The primary drivers for the improvement were strong support margins driven by mission critical services, and better FCG margins. Support services continues to be an outstanding performer for us within ITS, with strong top and bottom line performance. This business continues to be valuable, not just for its reliable annuity performance, but because its daily customer interaction allows HP to demonstrate its capabilities throughout customer environments, ultimately leading to leveraged sales.

In consulting, our margins were hurt by the revenue slowdown in that business.

Moving on to the financing business, you may recall last quarter we took steps to assure the long-term health of the financing business and that effort continued this quarter. In Q4, we continued to aggressively review leasing receivables and took some additional charges which negatively impacted FCG margins.

Next I'd like to spend a few minutes talking about our balance sheet, asset management and cash flow. Despite another tough quarter, I continue to be pleased with our progress in managing our financial fundamentals.

Inventory ended the quarter down $601 million or 9 percent from Q3 levels. Imaging and Printing inventory declined $429 million during Q4 while Computing Systems inventory declined $140 million. The IPS inventory in particular was mostly Inkjet and LaserJet hardware. Inventory was 11.5 percent of revenues at the end of Q4, an improvement over last quarter's 12.2 percent and Q400's
11.7 percent. We continue to manage channel inventory aggressively and all key product lines are well within expectations. All in all, inventory, both HP-owned and channel, is in good shape.

Trade receivables ended the quarter up $108 million, or about 2 percent, over Q3 driven by sequential revenue growth of 6 percent. Receivables as a percentage of revenues ended the quarter at 9.9 percent, above Q3's 9.2 percent and down substantially from Q400's 13.1 percent.

Switching to cash flow, our net cash from operations this quarter was $1.8 billion for the quarter bringing our net cash position to $567 million, an improvement of $1.3 billion over the Q3 level. This result represents much stronger cash flow than we saw last quarter and a healthy improvement over the same period last year as a result of aggressive inventory and receivables management. Again, a very solid performance in a difficult economy.

Property, plant, and equipment ended the quarter at 9.7 percent of revenue, down $216 million sequentially, still very much in line with our historical performance.

I originally guided you to capital expenditures for FY01 of $2.4 billion. At the securities analyst meeting in June, I lowered guidance to $2 billion for the year. We actually finished the year at approximately $1.5 billion. The delta between my guidance and the final result was mainly due to reduced investment in Inkjet manufacturing as a result of the slowing economy, a decrease in rental leasing assets and a delay in corporate expenditures such as fleet cars. Going into FY02, our current expectation for CAPEX is $1.8 billion.

In summary, our balance sheet remains solid, asset metrics are strong, and we continue to generate cash from operations.

We believe we are making excellent progress on improving our cost structures, our go-to-market strategies, and our product programs. Our plan during this industry-wide slowdown has been to take the necessary actions to position HP for success when the recovery comes. We feel strongly we are doing just that.

And now Carly will provide some concluding remarks.

CARLETON S. FIORINA:

We're in a business environment that is changing radically and rapidly. Customer requirements are changing and the structure and economics of our industry are changing with them. The question we ask ourselves is how should we address these changes? What is the best way to serve our customers and build sustainable value for shareowners and employees?

During the past 2 1/2 years, the HP Board of Directors and I have focused on making the necessary changes to the company's strategy, structure, reward systems and culture to secure HP's future. After a careful review of the alternatives, and a thorough analysis of the Compaq opportunity in particular, the Board concluded this transaction helps us achieve our strategic and performance goals significantly faster than we could on our own.

Our results this quarter and over the past year crystallize the challenges and opportunities in front of us:

We clearly need to improve our position in enterprise computing. If we don't, we risk becoming marginalized in a business consolidating around fewer and fewer vendors.

We need to address our position in industry standard servers. By adding Compaq's capabilities and substantial market presence, we can enhance our ability to participate in this pivotal and fast growing segment of the server market.

We need to make faster progress in the enterprise storage market. With Compaq, we combine HP's leadership in high-end storage with Compaq's leading capability in mid-range storage systems to strengthen our storage offerings significantly. By joining forces, we create the #1 provider of storage area networks, the fastest growing segment of the storage market.

We need to make our enterprise platforms more technically and financially compelling to systems integrators and application developers. With Compaq, we dramatically increase the size and importance of our installed base, compelling partners and ISVs to innovate around our platforms, thereby enhancing our ability to offer market-leading solutions to customers.

It's clear that we need to improve our overall account coverage so that we can effectively compete for EVERY important customer engagement, all over the world. With Compaq, we double the size of our sales force.

We have been talking consistently about the need to build up our services business. Compaq adds scale to our IT support business which provides a profitable annuity stream. It's like the supplies business where more is better. It also gives us a platform - a large installed base of relationships - on which to build our consulting and outsourcing capabilities so that we can compete for and win more major accounts. With Compaq, we double the size of services capacity with more than 65,000 skilled solution architects.

We need to improve the overall economics of our PC business. We're in a consolidating industry with declining margins - a market where direct distribution capabilities have become essential to successfully competing. With Compaq, we gain sufficient PC volume along with a rapidly developing direct distribution capability so that we can take costs out of the business and begin to derive real value in a highly competitive market.

Fundamentally, it's clear that we need to do more to ensure that our computing business is truly poised for leadership and growth. With Compaq, we gain the added technical and go-to-market breadth and depth required to be a formidable competitor, capable of playing a lead role in shaping the next era in computing.

Perhaps we could address each of these challenges incrementally, step by step, over the months and years ahead.

But in my view, and in the view of our Board of Directors, we don't have the luxury of an incremental approach. We need to take a bold step to address these challenges now. We need to lead the transformation of this industry now instead of responding to it later. We need to drive out cost, broaden and strengthen our product and service offering and provide our customers with a real, standards-based alternative.

By merging we will fundamentally improve our earnings power through significant cost synergies and operating efficiencies - and expect to add more than $2.5 billion to the bottom line annually beginning in year two - irrespective of market conditions. This will enable us to achieve higher operating margins and profit growth than either company could achieve independently.

By merging we create a company with leading market positions across the technology industry and a substantial presence in key regions of the world, improving our position as the vendor and partner of choice.

By merging we accelerate the strategic, technical and cultural transformations underway at both companies to create a more powerful industry competitor capable of both expanding the market and capturing market leadership.

By merging we create a stronger, more balanced operating model, with greater free cash flow and an even stronger balance sheet, which will enable us to invest in and drive innovation.

Frankly, it represents the single best way to grow and deliver the value our shareowners, customers and employees expect and deserve.

Having spent the last several months planning the integration of these two companies, we're even more convinced of the power of this combination.

Innovation and reinvention are The HP Way. Change and risk-taking can be unsettling, even frightening, for some. But preserving the status quo and taking small steps to improve our competitive position will not serve anyone's interests - not customers, not shareowners and certainly not the highly motivated people that represent the best of HP and Compaq.

Now I'd like to open up the call to take your questions.

FORWARD-LOOKING STATEMENTS

These scripts contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of HP and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenues, synergies, accretion or other financial items; any statements of the plans, strategies, and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings, approvals and closings relating to planned acquisitions; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the ability of HP to retain and motivate key employees; the timely development, production and acceptance of products and services and their feature sets; the challenge of managing asset levels, including inventory; the flow of products into third-party distribution channels; the difficulty of keeping expense growth at modest levels while increasing revenues; the challenges of integration and restructuring associated with acquisitions and achieving anticipated synergies; the possibility that proposed acquisitions may not close or that modifications of some aspects of proposed acquisitions may be required in order to obtain regulatory approvals; the assumption of maintaining revenues on a combined company basis following acquisitions; and other risks that are described from time to time in HP's Securities and Exchange Commission reports, including but not limited to the annual report on Form 10-K for the year ended Oct. 31, 2000, and subsequently filed reports. HP assumes no obligation and does not intend to update these forward-looking statements.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

    HP and Compaq intend to file with the SEC a joint proxy statement/prospectus and other relevant materials in connection with the merger. The joint proxy statement/prospectus will be mailed to the shareowners of HP and Compaq. Shareowners of HP and Compaq are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about HP, Compaq and the merger. The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by HP or Compaq with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareowners may obtain free copies of the documents filed with the SEC by HP by contacting HP Investor Relations, 3000 Hanover Street, Palo Alto, California 94304, 650-857-1501. Shareowners may obtain free copies of the documents filed with the SEC by Compaq by contacting Compaq Investor Relations, P.O. Box 692000, Houston, Texas 77269-2000, 800-433-2391. Shareowners are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

    HP, Carleton S. Fiorina, HP's Chairman of the Board and Chief Executive Officer, Robert P. Wayman, HP's Executive Vice President and Chief Financial Officer, and certain of HP's other executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareowners of HP and Compaq in favor of the merger. The other executive officers and directors of HP who may be participants in the solicitation of proxies in connection with the merger have not been determined as of the date of this filing. A description of the interests in HP of Ms. Fiorina, Mr. Wayman and HP's other executive officers and directors is set forth in the proxy statement for HP's 2001 Annual Meeting of Shareowners, which was filed with the SEC on January 25, 2001. Full participant information may be found in HP's Form 425 filed with the SEC on September 25, 2001. Shareowners may obtain more detailed information regarding the direct and indirect interests of Ms. Fiorina, Mr. Wayman and HP's other executive officers and directors in the merger by reading the joint proxy statement/prospectus when it becomes available.